UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 27, 2004

(Date of Earliest Event Reported)

EDGAR Online, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-26071	06-1447017
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Washington Street, Norwalk, Connecticut 06854

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 852-5666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 27, 2004, EDGAR Online, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(5) (the “Rule”) and that its securities are, therefore, subject to delisting from the Nasdaq National Market.

The Company has been granted until February 23, 2005 to regain compliance with the Rule. If at anytime before February 23, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will be notified that it has achieved compliance with the Rule. However, if compliance with the Rule cannot be demonstrated by February 23, 2005, and the Company otherwise meets the initial listing criteria for the Nasdaq National Market, other than the bid price requirement, as set forth in Nasdaq Marketplace Rule 4420, the Company will be granted an additional 180 calendar days to comply with the Rule. Thereafter, if the Company has not regained compliance by July 8, 2005, it will be notified of its continued non-compliance, the pending expiration of the compliance period and the Company’s right to request a hearing for continued listing. Shares of the Company’s common stock will continue to trade on The Nasdaq National Market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EDGAR ONLINE, INC.

By:	/s/ Susan Strausberg
Susan Strausberg
President and Chief Executive Officer

Dated: September 2, 2004

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